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                                                                     EXHIBIT 4.9


             AMENDMENT TO THE 1989 NONSTATUTORY STOCK OPTION PLAN OF
                        AMERICAN FREIGHTWAYS CORPORATION
                        ---------------------------------


     THIS AMENDMENT, made by the Board of Directors of American Freightways Corporation (the "Company") (formerly Arkansas Freightways Corporation) is effective as of the date signed by the officer below.

                               W-I-T-N-E-S-S-E-T-H

     WHEREAS, the Company sponsors the 1989 Arkansas Freightways Corporation Nonstatutory Stock Option Plan (the "Plan"); and

     WHEREAS, Section 7 of the Plan authorizes the Board of Directors of the Company to amend the Plan from time to time; and

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Plan's participants and beneficiaries and the Company's shareholders to amend Section 4(g) of the Plan to provide for the treatment of options upon the occurrence of certain events.


     NOW, THEREFORE, the Plan is hereby amended as follows:


1. Effective as of the date set forth below, paragraph 4(g)(vii), after giving affect to all prior amendments, shall read as follows:

          (vii)(a) A termination of employment shall not be deemed to occur by reason of (i) the transfer of an employee from employment by the Company to employment by a subsidiary corporation or a parent corporation of the Company, (ii) the transfer of any employee from employment by a subsidiary corporation or a parent corporation of the Company to employment by the Company or by another subsidiary corporation or parent corporation of the Company, or (iii) the transfer or continued employment of an employee from employment by the Company or a subsidiary corporation to employment by a successor corporation or a parent corporation or affiliate corporation of such successor corporation upon the merger or consolidation of the Company with or into such successor corporation. In the event of a merger or consolidation of the Company in which the Company does not survive and the agreement of merger or consolidation provides that outstanding Options or Accelerated Options shall not terminate (or shall be substituted) as a result of such event, unless otherwise provided in the agreement of merger or consolidation, (i) this Plan shall continue and be effective for purposes of administering Options or Accelerated Options previously granted and remaining outstanding (or any substituted options or rights), and (ii) the successor company (or its parent) to such merger or consolidation shall assume the liabilities hereunder and thereunder.


This amendment is executed and effective as of this 19th day of January, 2001.